Exhibit 6.5

AMENDMENT NO. 1

TO

STOCKHOLDERS AGREEMENT

This AMENDMENT NO. 1, effective as of May 19, 2021 (“Amendment No. 1”) to that certain Stockholders Agreement, dated as of February 8, 2021 (the “Agreement”), is by and between TRIANGLE CANNA CORP., a Nevada corporation (“TCC” or the “Company”); (B) GREEN MATTER HOLDING INC., a Nevada corporation (“Green Matter”); (C) HALO LABS, INC., a British Columbia, Canada corporation (“Halo”); (D) EUROPA GROUP USA LLC, a Nevada limited liability company (“Europa”) and (E) ANIL BERI, an individual (“Beri”; and together with Green Matter, Halo and Europa, the “Stockholders”). The Stockholders and the Company are hereinafter sometimes individually referred to as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Parties executed and delivered the Agreement as of February 8, 2021; and

WHEREAS, the parties hereto desire to amend the terms of the Agreement, pursuant to Section 6.3 of the Agreement and the terms and conditions set forth herein, as of the date hereof.

NOW, THEREFORE in consideration of mutual covenants and premises set forth herein, and intending to be legally bound, the parties hereto hereby agree as follows:

1. Lockup Agreements.

1.1 Section 3.2(j) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(j) Lockup Release. Any consent to any Transfer as defined in and subject to a Lockup Agreement (as defined below).”

1.2 Section 4.1(b) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(b) As a condition to the execution and delivery of this Agreement, each of the Stockholders agrees for a two-year period commencing as of a Termination Event to execute and deliver to the Company any lockup or market standoff agreement required by any regulatory authority, securities exchange or underwriter of a public offering of the Company’s securities (each, a “Lockup Agreement”).”

2. Affirmation of Agreement. Except as expressly amended hereby, the terms and provisions of the Agreement shall remain in full force and effect.

3. Counterparts. Amendment No. 1 may be executed in counterparts, which taken together shall constitute one and the same instrument, and either of the parties hereto may execute Amendment No. 1 by signing either such counterpart.

IN WITNESS WHEREOF, the undersigned have executed and delivered Amendment No. 1 as of the date first above written.

TRIANGLE CANNA CORP.
a Nevada corporation

By:	/s/ Jedediah Morris
Name:	Jedediah Morris
Title:	CEO

GREEN MATTER HOLDING INC.
a Nevada corporation

By:	/s/ Jedediah Morris
Name:	Jedediah Morris
Title:	CEO

HALO LABS, INC.
a British Columbia corporation

By:	/s/ Kiran Sidhu
Name:	Kiran Sidhu
Title:	CEO

EUROPA GROUP USA, LLC
a Nevada limited liability company

By:	/s/ Elizabeth Beri
Name:	Elizabeth Beri
Title:	Member and Manager

/s/ Anil Beri
Anil Beri

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